UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 28, 2016

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

3844 Kennett Pike, Wilmington, Delaware		19807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01           Entry Into a Material Definitive Agreement.

On January 28, 2016, Acorn Energy, Inc. entered into a Share Purchase Agreement for the sale of a 50% strategic interest in its DSIT Solutions, Ltd. business to Rafael Advanced Defense Systems Ltd., a major Israeli defense company. Acorn expects to receive gross proceeds of approximately $4.9 million before escrow, fees and taxes. Acorn is also eligible to receive its pro-rata share of a $1.0 million earn-out over a three-year period. The proceeds of the sale will be used by Acorn to repay approximately $2.4 million of short-term debt and other liabilities and for general working capital purposes.

In addition to customary closing conditions, the transaction requires the approval of the Israeli Ministry of Defense and the Israeli Anti-Trust Authority. Acorn expects that the transaction will close promptly following receipt of these governmental approvals.

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 28, 2016, Jan H. Loeb was appointed President and CEO of Acorn Energy, Inc., replacing outgoing President and CEO, John A. Moore, who resigned from those positions as of that date.

Mr. Loeb, 57, was appointed to the Acorn Board of Directors in August 2015 pursuant to the terms of Acorn’s Loan and Security Agreement (the “Secured Loan Agreement”) with Leap Tide Capital Partners III, LLC (the “Secured Lender”), and, so long as the loan is outstanding, Acorn is obligated, at the request of the Secured Lender, to include Mr. Loeb in any slate of its director nominees. He was also appointed to the Board of Acorn’s DSIT subsidiary in August 2015 pursuant to the terms of the Secured Loan Agreement.

Mr. Loeb has served as Managing Member of Leap Tide Capital Management LLC since 2007. From 2005 to 2007, he served as the President of Leap Tide Capital Management LLC's predecessor, Leap Tide Capital Management Inc., which was formerly known as AmTrust Capital Management Inc. He served as a Portfolio Manager of Chesapeake Partners from February 2004 to January 2005. From January 2002 to December 2004, he served as Managing Director at Jefferies & Company, Inc. From 1994 to 2001, he served as Managing Director at Dresdner Kleinwort Wasserstein, Inc. (formerly Wasserstein Perella & Co., Inc.). He was Research Analyst at Dresdner Kleinwort, Research Division. He has been a director of Gyrotron Technology, Inc. since July 2014. He has been a director of TAT Technologies, Ltd. since August 2009. He served as a Lead Director of American Pacific Corporation from July 8, 2013 to February 27, 2014, and also served as its director from January 1997 to February 27, 2014. He served as an independent director of Pernix Therapeutics Holdings Inc. (formerly, Golf Trust of America, Inc.) from 2006 to August 31, 2011.

Mr. Loeb is the sole manager of the Secured Lender under the Secured Loan Agreement dated August 13, 2015, pursuant to which Acorn borrowed, on such date, $2 million from the Secured Lender. Principal and accrued interest are due and payable on August 13, 2016, the first anniversary of the date of funding. Interest accrues and is payable quarterly at an annual rate of 10%. In addition to the interest payable in cash, the Secured Lender received 850,000 shares of Acorn common stock at the closing, and became entitled to vested rights to receive 179,167 additional shares of Acorn common stock per month for each full month that the full principal amount of the loan remains outstanding. A total of $77,049 in interest has been paid to date on the loan. As of the date of this Report, the full principal amount of $2 million remains outstanding, together with approximately $14,800 in accrued interest and 966,081 accrued vested share rights.

Concurrent with the appointment of Mr. Loeb as President and CEO, Acorn entered into a consulting arrangement with Leap Tide Capital Management LLC pursuant to which Leap Tide Capital Management LLC will receive a monthly fee of $17,000 and will provide the services of Mr. Loeb to Acorn as President and CEO and such other services as shall be mutually agreed upon with Acorn. Mr. Loeb will not be an employee of Acorn and will not receive any cash compensation from Acorn in connection with his service as President and CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 3rd day of February, 2016.

ACORN ENERGY, INC.

By:	/s/ Michael Barth
Name: Michael Barth Title: Chief Financial Officer